UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 23, 2006

CABOT OIL & GAS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-10447	04-3072771
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1200 Enclave Parkway Houston, Texas	77077
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 589-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry into a Material Definitive Agreement.

(a) Equity Awards under the 2004 Incentive Plan

On February 23, 2006, the Compensation Committee of the Board of Directors of Cabot Oil & Gas Corporation (the “Company”) made equity awards to the named executive officers of the Company as shown below.

Performance shares were granted to the named executives under the Company’s 2004 Incentive Plan. The performance shares have a three-year performance period, which runs from January 1, 2006 through December 31, 2008. Each performance share represents the right to receive, after the end of the performance period, from 0% to 200% of a share of Common Stock (with amounts over 100% paid in cash), based on the Company’s performance. The performance criterion that determines the payout per performance share is the relative total shareholder return on the Company’s Common Stock as compared to the total shareholder return on the common equity of each company in a comparator group. For this purpose, total shareholder return is expressed as a percentage equal to common stock price appreciation as averaged for the first and last month of the performance period plus dividends (on a cumulative reinvested basis).

Restricted stock awards and stock appreciation rights (“SARS”) also were made to the named executives under the 2004 Incentive Plan. The restrictions on the restricted stock lapse one-third on each of the first, second and third anniversaries of the date of grant. The SARS have an exercise price of $47.595, equal to the market value of a share of Common Stock on date of grant, and vest one-third on each of the first, second and third anniversaries of the date of grant. They are payable in shares of Common Stock on the date of exercise and have a seven-year term.

Recipient	No. of Performance Shares	No. of Shares of Restricted Stock	No. of SARS
Dan O. Dinges	18,200	16,100	45,650
Michael B. Walen	7,350	6,500	18,500
Scott C. Schroeder	6,000	5,250	15,000
J. Scott Arnold	4,300	3,850	11,000
Thomas L. Liberatore	3,200	2,850	8,050

(b) 2006 Bonus Plan Metrics under the 2004 Incentive Plan

On February 23, 2006, the Compensation Committee of the Board of Directors of the Company approved the 2006 Bonus Plan metrics under the Company’s 2004 Incentive Plan, which was filed as an exhibit to the 10-Q for the quarter ended June 30, 2004.

The 2006 Bonus Plan metrics measure overall Company performance for year-over-year reserve and production growth, along with absolute levels for finding costs and net income. These metrics are weighted 25%, 15%, 15% and 15%, respectively.

Senior management recommends a target level of discretion up to 30%. The Compensation Committee, together with senior management, focus this discretion on matters including, but not limited to, individual performance, regional performance, per share metrics improvement, industry conditions and mergers and acquisitions activity.

Bonus payouts may range from 0% to 100% for target performance and can exceed 100% for performance in excess of target. The named executives of the Company have bonus targets ranging from 50% to 90% of base salary.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 23, 2006, the Company announced the retirement of two existing directors and the appointment of two new directors to the Board of Directors. It is expected that Mr. C. Wayne Nance and Mr. Robert F. Bailey will retire at the conclusion of this year’s Annual Meeting of Stockholders to be held on May 4, 2006. The Board of Directors has elected Mr. David M. Carmichael and Mr. Robert L. Keiser to the Board, effective February 23, 2006.

Mr. Carmichael has been a private investor since June 1996. Between 1994 and 1996, he served as Vice Chairman and Chairman of the Management Committee of KN Energy, Inc., an oil and natural gas exploration and production company that merged with American Oil & Gas Corporation in 1994. From 1985 until its merger with KN Energy, Inc., Mr. Carmichael served as Chairman, Chief Executive Officer and President of American Oil & Gas Corporation. Mr. Carmichael is a director of Natural Resource Partners and Ensco International.

In June 1999, Mr. Keiser retired from Kerr-McGee Corporation, an international energy and chemical company, where he served as Chairman of the Board from February 1999 to June 1999. Additionally, Mr. Keiser was Chairman and Chief Executive Officer from 1994 to February 1999 of Oryx Energy Company, an international energy company. He is a director of Lone Star Technologies, Inc.

The Board of Directors has not yet determined to which committees Mr. Carmichael and Mr. Keiser will be appointed.

On February 27, 2006, the Company announced the appointment of Mr. Michael B. Walen as Senior Vice President, Chief Operating Officer. Mr. Walen was promoted to this newly created position from his previous position with the Company as Senior Vice President of Exploration and Production. Mr. Walen, age 57, has been an employee of the Company for 18 years and has held positions in all three of the domestic regions in which the Company operates. Mr. Walen’s currently existing Change in Control Agreement is described in the Company’s proxy statement for its 2005 Annual Meeting of Stockholders. He holds a Bachelor’s degree from Central Washington University and a Master’s degree from Western Washington University, both in geology.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CABOT OIL & GAS CORPORATION

By:	/s/ Henry C. Smyth
Henry C. Smyth
Vice President, Controller and Treasurer

Date: March 1, 2006